EXHIBIT 99.1

For Immediate Release	Contact:	Kelly Lynch
Rasky Baerlein
(617) 443-9933 x.321
klynch@rasky.com

Myriad Entertainment & Resorts, Inc. Makes Second Option Payment on Tunica Land

(Tunica, Mississippi) August 18, 2008 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that, on August 15, 2008, pursuant to its land contract with Picture Window, LLC, a Mississippi Limited Liability Company, the Company has made the second option payment of $100,000.

As disclosed on July 22, 2008, Myriad entered into an agreement to purchase approximately 250 acres of land in Tunica, Mississippi for cash and an ongoing rent amount and made the initial option payment of $100,000 per the land contract.  The closing is scheduled on or before December 2, 2008; however, the Company can give no assurance that the closing will occur on schedule or at all.

This property is anticipated to serve as the location of the Company’s planned world-class destination resort featuring gaming, hotel, spa, golf and other attractions.  The parcel is located on the former site of the Treasure Bay Casino; next to the MGM Gold Strike Hotel and Casino in Casino Strip Center. Myriad has also arranged an option on additional property contiguous to this site with acreage similar to Treasure Bay.  It is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room hotel; a 25,000 square foot health and wellness luxury spa, a 35,000 square foot conference and meeting space; and attractions including a water park and an 18-hole championship golf facility.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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